Exhibit (d)(4)(i)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of March 1, 2016 to the Sub-Advisory Agreement dated as of June, 23 2004, as amended, between Transamerica Asset Management, Inc. and Morgan Stanley Investment Management Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated as of June, 23 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of the date first written above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name: Christopher A. Staples
Title: Senior Vice President and Chief Investment Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

SCHEDULE A

as of March 1, 2016

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Capital Growth	0.30%

*	As a percentage of average daily net assets on an annual basis.